Exhibit 10.28
CONSULTANT AGREEMENT
This Agreement is made and entered into as of the 2nd day of July, 2007 between Rio Vista Energy Partners, L.P. (the “Company”) and CEOcast, Inc. (the “Consultant”)
In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1.	Purpose. The Company hereby employs the Consultant during the Term (as defined below) to render Investor Relations services to the Company, upon the terms and conditions as set forth herein.

2.	Term. This Agreement shall be effective for a one-year period (the “Term”) commencing on the date hereof.

Thereafter, unless terminated by either party by providing written notice to the other party on or before May 30, 2008, this Agreement shall automatically renew for additional one year periods (“Additional Period”) under the same terms and conditions except that either party may terminate the Agreement at any time during any Additional Period by providing 60 days written notice to the other party. If this Agreement is terminated, then any cash and/or unit payments shall be made on a prorata basis in accordance with the same payment schedule provided for in the original term. In determining the amount of units to be granted in Additional Periods, the parties agree that the amount will be calculated as follows: The first $15,000 of value (or prorata portion thereof) based on the closing price of Common Units as of the Additional Period anniversary date, the next $25,000 of value (or prorata portion thereof) based on average of the closing price of the Common Units during the thirty calendar days immediately preceding the September 30 quarter during the Additional Period, the next $25,000 of value (or prorata portion thereof) based on average of the closing price of the Common Units during the thirty calendar days immediately preceding the December 31 quarter during the Additional Period, and the next $25,000 of value (or prorata portion thereof) based on average of the closing price of the Common Units during the thirty calendar days immediately preceding the March 31 quarter during the Additional Period. Any Common Units due to Consultant under any Additional period shall be made at the soonest practical date after March 31 of the annual period in which the Additional period falls, at the best efforts of the Company.

3.
Duties of Consultant. During the term of this Agreement, the Consultant shall provide to the Company those services outlined in Exhibit A. Notwithstanding the foregoing, it is understood and acknowledged by the parties that the Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently, and that the Company shall have no involvement therein; and (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in market making.

4.
Expenses. The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by it in connection with services requested by the Company, including, but not limited to, all charges for travel, printing costs and other expenses spent on the Company’s behalf. The Company shall immediately pay such expenses upon the presentation of invoices. Consultant shall not incur more than $500 in expenses without the express written consent of the Company.

5.
Compensation. For services to be rendered by the Consultant hereunder, the Consultant shall receive from the Company upon the signing of the Agreement: (a) $15,000 (the “Retainer), which shall represent the first and last month’s payment under the Agreement and (b) the Company shall pay Consultant $7,500 per month on or before the 2nd day of each of the next ten months excluding the final month of the Agreement.

The Company shall also issue Consultant (a) 1,399 of the Company’s fully-paid, non-assessable common units (“Common Units”) and (b) $75,000 worth of Common units on March 31, 2008 based on the following calculation of units; $25,000 divided by the average of the closing price of the Common Units during the thirty calendar days immediately preceding September 30, 2007, $25,000 divided by the average of the closing price of the Common Units during the thirty calendar days immediately preceding December 31, 2007 and $25,000 divided by the average of the closing price of the Common Units during the thirty calendar days immediately preceding March 31, 2008. Company shall grant Consultant or its designee “piggyback” registration rights, which shall entitle Consultant or its designee to register its Common Stock in connection with the Company’s next registration of securities on Form S-3, at Company’s expense, subject to underwriter cutback and customary indemnification covenants. Company shall also agree to provide, at Company’s expense, a legal opinion which will allow Consultant or its designee to sell its Common Units under Rule 144. The delivery of any Common Units provided for herein shall be made at the soonest practical date after March 31, 2008, based on the best efforts of the Company. Company shall also pay Consultant Expenses as outlined in Section 4 promptly.

6.
Voting Agreements. Because of the nature of the services being provided by Consultant hereunder, Consultant acknowledges that if it may receive access to Confidential Information (as defined in Section 7 hereof) and that, as a consultant to the Company, it will attempt to provide advice that serves the best interest of the Company. Because of the uniqueness of this relationship, the Consultant covenants and agrees that, with respect to the Common Units that it receives. Consultant shall, at all times that it is the beneficial owner of such units, vote such units on all matters coming before it as a unitholder of the Company in the same manner as the majority of the Board of Managers of the Company shall recommend.

7.
Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it may be given access to confidential information which may include the following types of information: financial statements and related financial information with respect to the Company and its subsidiaries, information regarding pending transactions and SEC filings, trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”).

Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant agrees to take all reasonable precautions to prevent any trading in securities of Company or Perm Octane Corporation by Consultant’s officers, directors, employees and agents who have access to such Confidential Information. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information (a) which at the time of disclosure. Consultant can demonstrate either was in the public domain and generally available to the public or thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act or omission of the Consultant; (b) which Consultant can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence; (c) which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (d) to the extent that the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding after giving reasonable notice to Company in order to permit Company to seek an appropriate protective order before such disclosure.

8.
Governing Law; Venue; Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the U.S. District Court in the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens. to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a final, non-appealable judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary procedure in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at it address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.

9.	Miscellaneous.
(a)
Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at Rio Vista Energy Partners L.P., 840 Apollo Street, Suite 313, El Segundo, CA 90245 Attention: Chief Financial Officer, facsimile number (310) 563-6255, or if to Consultant, addressed to it at CEOcast, Inc., 369 Lexington Avenue – 4th Floor, New York, NY 10017 Attention: Administrator, facsimile number: (212)732-1131, or to such address as may hereafter be designated in writing by one party to the other. Any notice or other communication hereunder shall be deemed given three business days after deposit in the mail if mailed by certified mail, return receipt requested, or on the business day after deposit with an overnight courier service for next day delivery, or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated above (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

(b)
This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

(d)
This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

RIO VISTA ENERGY PARTNERS, L.P.

By: Rio Vista GP LLC

By:

CEOCAST, INC.

By:

EXHIBIT A
1. Non-deal road shows including meetings with brokers, fund managers and high net-worth investors.
2. Company featured on the Home Page of CEOcast site for one week.
3. The writing and/or review and/or distribution of all Company press releases (including Penn Octane Corporation) to major new wire services as well as to over 275,000 opt-in energy investors.
4. Company covered in CEOcast newsletter.
5. Calls to 200 brokers on each news release.
6. Interviews on ceocast.com web site as desired with distribution to over 275,000 opt-in energy investors.
7. Investor line to handle call volume.
8. Strategic advice, including technical analysis to ensure that press release distribution and other dissemination of news releases generates the maximum impact.
9. Maintenance of company databases.